Keurig Dr Pepper Reports Strong Fourth Quarter and Full Year 2018 Results

Company Provides Full Year 2019 Guidance In Line with Long-term Merger Targets
Approximately $940 Million of Bank Debt repaid since Merger Close on July 9, 2018
BURLINGTON, MA and PLANO, TX (February 28, 2019) - Keurig Dr Pepper Inc. (NYSE: KDP) today reported financial results for the fourth quarter and full year ended December 31, 2018 and provided guidance for Adjusted diluted EPS growth for 2019 in line with the Company’s merger targets.

The Company’s reported results were significantly impacted by the merger between Keurig Green Mountain and Dr Pepper Snapple Group, Inc., which was completed on July 9, 2018. Highlights of the fourth quarter and full year 2018 include:

GAAP Basis			Adjusted Pro Forma Basis[1]

	Q4	2018		Q4	2018
Net Sales % vs Prior Year	$2.81 bn 140.4%	$7.44 bn 76.1%	Net Sales % vs Prior Year	$2.81 bn 0.5%	$11.02 bn 2.3%
Diluted EPS % vs Prior Year	$0.19 -75.3%	$0.53 -50.5%	Diluted EPS % vs Prior Year	$0.30 25.0%	$1.04 22.4%

•	Successfully completed the merger, with integration efforts and synergies continuing on track.

•	Delivered 2018 financial performance in line with the long-term targets communicated at the time of the merger, positioning KDP for another year of growth in 2019 in line with its merger targets.

•	Drove strong in-market performance and market share growth for the year for carbonated soft drinks (CSDs), single serve coffee and other key categories.

•	Repaid approximately $940 million of bank debt since merger close, due to strong operating profit results and ongoing effective working capital management.

•	Acquired Core, a rapidly-growing premium enhanced water brand, and Big Red, a strong regional CSD brand.

•
Entered into a long-term partnership with Danone Waters of America to sell, distribute and merchandise evian, the leading global brand of premium natural spring water, across the U.S., and expanded KDP’s relationship with both Peet’s, a premium specialty coffee company, for ready to drink coffee, and Forto, a rapidly-growing brand of coffee energy shots.

Commenting on the announcement, Keurig Dr Pepper Chairman and CEO Bob Gamgort stated, “We finished 2018 on a strong note, successfully managing through the merger integration and achieving full year results in line with our 2018 targets. We also delivered strong in-market performance, growing market share in carbonated soft drinks, single-serve coffee and other key categories. Looking ahead, we are confident in our outlook for 2019 Adjusted diluted EPS growth of 15% to 17%, which is in line with our long-term merger target, despite the operating environment becoming more challenging.”

__________________________

[1]
Adjusted pro forma metrics used in this release are non-GAAP financial measures and assume the merger occurred on December 31, 2016 and adjusts for other items affecting comparability. See reconciliation of GAAP results to Pro forma results and Adjusted pro forma results in the accompanying financial tables.

2018 Full Year Consolidated Results

Net sales for the full year of 2018 increased 76% to $7.44 billion, compared to $4.23 billion in the year-ago period, primarily reflecting the impact of the merger. Adjusted pro forma net sales of $11.02 billion in 2018 grew 2.3%, driven by higher underlying volume/mix of 3.7%, with strong performances registered across most categories, partially offset by the net unfavorable impact of 0.5% related to changes in the Company’s Allied Brands portfolio during the year, which was expected. Also partially offsetting the growth was unfavorable net price realization of 0.8%, driven by continued moderation in strategic pod pricing investments in the Coffee Systems segment which more than offset higher net pricing in the balance of the portfolio. Unfavorable foreign currency translation also impacted the year by 0.1%.

Retail market performance, as measured by IRi, remained strong for the year. The Company’s CSD and enhanced flavored and premium unflavored water portfolios registered market share growth in both units and dollars, driven by strong performances of Dr Pepper, Canada Dry, Core and Bai. Likewise, the coffee portfolio also performed well for the year, driven by single-serve pod category unit growth, combined with an increase in market share of pods manufactured by KDP.

Operating income increased 44% to $1.24 billion, compared to $0.86 billion in the year-ago period, primarily reflecting the impact of the merger, partially offset by the unfavorable year-over-year impact of items affecting comparability. Adjusted pro forma operating income advanced 6.7% to $2.62 billion in 2018, compared to $2.46 billion in the year-ago period. This performance primarily reflected the benefit of the net sales growth and strong productivity, despite inflation in input costs and logistics that were not fully offset by third quarter 2018 pricing actions in the Packaged Beverages segment. Also impacting the performance was comparison against a $49 million gain on Bai 2017 as compared t o a $22 million gain on Big Red in 2018. On a percentage of Adjusted pro forma net sales basis, Adjusted operating income grew 100 basis points to 23.8% for the full year of 2018, compared to 22.8% in 2017.

Net income decreased approximately 31% to $0.59 billion in 2018, compared to $0.85 billion in 2017, largely reflecting the unfavorable year-over-year impact of items affecting comparability, partially offset by the impact of the merger. Adjusted pro forma net income advanced 23% to $1.45 billion, primarily reflecting the growth in Adjusted pro forma operating income and a significantly lower effective tax rate, due to the Tax Cuts and Jobs Act. Also impacting the comparison were the non-operating benefits in 2018 of a cash distribution from BODYARMOR, in connection with KDP’s interest in it as a unit-holder, and a gain related to the Core acquisition. Adjusted diluted EPS increased 22% to $1.04 in 2018, compared to $0.85 in 2017.

Since the merger close, KDP repaid approximately $940 million of bank debt, due to the strong operating profit results and ongoing effective working capital management, resulting in the pace of deleveraging in line with the Company’s long-term merger target.

2018 Full Year Segment Results

Beverage Concentrates
Net sales for the year totaled $669 million, reflecting results of the segment since the merger close. Adjusted pro forma net sales increased 3.8% to $1.33 billion in 2018, compared to $1.28 billion in the year-ago period, driven by higher net price realization of 3.2% and favorable volume/mix of 0.6%.

Dr Pepper fueled the growth in Adjusted pro forma net sales for the segment, along with broad-based strength across the portfolio, particularly for A&W and, to a lesser extent, Squirt, Schweppes, Big Red and Canada Dry, partially offset by Crush and Sunkist. Shipment volume growth for the segment was led by Canada Dry, Big Red and Hawaiian Punch, partially offset by Crush and, to a lesser extent, 7UP.

Bottler case sales volume increased 0.6% and fountain foodservice volume increased 1.7% in 2018.

Operating income totaled $430 million for the year, reflecting results of the segment since the merger close. Adjusted pro forma operating income increased 5.1% to $858 million in 2018, compared to $816 million in 2017, primarily reflecting the benefits of the Adjusted pro forma net sales growth and lower marketing spending.

Packaged Beverages
Net sales for the year totaled $2.42 billion, reflecting results of the segment since the merger close. Adjusted pro forma net sales advanced 4.1% to $5.07 billion in 2018 compared to $4.87 billion in 2017, reflecting strong underlying volume/mix of 5.4%, partially offset by the unfavorable impact of 1.2% resulting from changes in the Allied Brands portfolio during the year, as expected. Slightly lower net price realization of 0.1% also impacted the comparison. Driving the strong Adjusted pro forma net sales performance were Canada Dry, Core, Bai and BODYARMOR, as well as contract manufacturing, partially offset by declines in Fiji, Vita Coco and Hawaiian Punch.

Operating income totaled $257 million for the year, reflecting results of the segment since the merger close. Adjusted pro forma operating income declined 9.8% to $688 million in 2018, compared to $763 million in 2017. This performance primarily reflected inflation in input costs and logistics not fully offset by pricing actions taken beginning in late third quarter 2018, as well as the unfavorable impact of the comparison against the $49 million gain on Bai in 2017 as compared to the $22 million gain on Big Red in 2018. Also impacting the segment were higher general and administrative expenses. Partially offsetting these factors were the benefits of the growth in Adjusted pro forma net sales and productivity savings.

Latin America Beverages
Net sales for the year totaled $244 million, reflecting results of the segment since the merger close. Adjusted pro forma net sales increased 3.9% to $506 million in 2018, compared to $487 million in 2017, reflecting higher net price realization of 5.5% and favorable volume/mix of 0.7%, partially offset by unfavorable currency translation of 2.3%.

Operating income totaled $29 million for the year, reflecting results of the segment since the merger close. Adjusted pro forma operating income increased 28% to $82 million, compared to $64 million in 2017, reflecting the benefits of the Adjusted pro forma net sales growth and productivity savings, partially offset by inflation in input costs and logistics.

Coffee Systems
Net sales for the year totaled $4.11 billion, compared to $4.23 billion in the prior year. Adjusted pro forma net sales declined 0.4% to $4.12 billion in 2018, compared to $4.14 billion in 2017, due to lower net price realization of 3.7%, reflecting the continued moderation in strategic pod pricing investments, significantly offset by volume/mix growth of 3.2% and favorable foreign currency translation of 0.1%.

The volume/mix growth for Coffee Systems was driven by a 7.4% increase in K-Cup pod volume, partially offset by a 1.5% volume decline for brewers. The brewer performance was driven by an increase in brewer quality that has resulted in consumers keeping their brewers longer, as well as the impact of discontinuing select legacy brewer models. Partially offsetting the decline were the recent launches of the K-Café and redesigned K-Mini brewers, both of which have been very well received, as evidenced by exceptionally strong consumer reviews. For the year, Keurig brewer household penetration grew approximately 7% and is now approaching 22%.

Operating income increased 11.9% to $1.16 billion in 2018, compared to $1.04 billion in 2017. Adjusted pro forma operating income advanced 9.4% to $1.33 billion, compared to $1.22 billion in the prior year, primarily reflecting strong productivity that more than offset inflation in input costs and logistics. On a percentage of Adjusted pro forma net sales basis, Adjusted pro forma operating income grew 290 basis points to 32.3%.

Fourth Quarter Consolidated Results

Net sales in the fourth quarter of 2018 more than doubled to $2.81 billion, compared to $1.17 billion in the year-ago quarter, primarily reflecting the impact of the merger. The net sales of $2.81 billion in the fourth quarter of 2018 grew 0.5% compared to pro forma net sales of $2.80 billion in the year-ago period, driven by volume/mix growth of 2.7%, which reflected strong performances across most categories, partially offset by the unfavorable impact of approximately 1.8% in the quarter from the changes in the Allied Brands portfolio in the Packaged Beverages segment, which was expected. Also impacting the comparison for the quarter was unfavorable foreign currency translation of 0.4%.

Retail market performance, as measured by IRi, remained strong in the quarter. The Company’s CSD portfolio registered market share growth in both units and dollars, driven by strength of Dr Pepper and Canada Dry. In addition, the coffee portfolio held market share in both units and dollars for the quarter, as measured by share of pods manufactured by KDP.

Operating income increased 139% to $547 million in the fourth quarter of 2018, compared to $229 million in the year-ago period, primarily reflecting the impact of the merger, partially offset by the unfavorable year-over-year impact of items affecting comparability. Adjusted pro forma operating income advanced 12.9% to $720 million in the fourth quarter of 2018, compared to $638 million in the year-ago period. This performance primarily reflected strong productivity, lower general and administrative expenses, reduced marketing spending and the benefit of the net sales growth, partially offset by inflation in input costs and logistics and the unfavorable impact of comparison against the $21 million gain on Bai in the fourth quarter of 2017. On a percentage of Adjusted pro forma net sales basis, Adjusted pro forma operating income grew 280 basis points to 25.6% in the fourth quarter of 2018, compared to 22.8% in the year-ago period.

Net income decreased 57% to $266 million in the fourth quarter of 2018, compared to $612 million in the year-ago period, largely reflecting the unfavorable year-over-year impact of items affecting comparability, partially offset by the impact of the merger. Adjusted pro forma net income advanced 28% to $423 million, compared to $330 million in the year-ago period, primarily reflecting the growth in Adjusted pro forma operating income and significantly lower interest expense driven by lower outstanding indebtedness and the unwinding of several interest rate swap contracts. Adjusted diluted EPS increased 25% to $0.30, compared to $0.24 in the year-ago period.

Fourth Quarter Segment Results

Beverage Concentrates
Net sales for the fourth quarter of 2018 advanced 4.8% to $352 million, compared to pro forma net sales of $336 million in the year-ago period, driven by higher net price realization of 2.6% and increased volume/mix of 2.4%, partially offset by unfavorable currency translation of 0.2%.

Dr Pepper fueled the growth in net sales for the segment, along with increases for 7UP, Big Red, Schweppes and Sunkist, partially offset by Crush and Canada Dry. Shipment volume growth for the segment was led by Canada Dry, Dr Pepper, Big Red and Sunkist, partially offset by Crush.

Bottler case sales volume in the fourth quarter increased 0.8% and fountain foodservice volume increased 1.6%.

Operating income in the fourth quarter of 2018 totaled $238 million for the segment. Adjusted pro forma operating income increased 14.2% to $242 million, compared to $212 million in the year-ago period, and Adjusted pro forma operating margin advanced 570 basis points versus year-ago to 68.8%. This performance primarily reflected the benefits of the net sales growth and lower marketing, partially offset by inflation in input costs and logistics.

Packaged Beverages
Net sales for the fourth quarter of 2018 advanced 0.1% to $1.18 billion, essentially even with pro forma net sales in the year-ago period. This performance reflected favorable underlying volume/mix growth of 2.7% and higher net price realization of 1.7%, partially offset by the unfavorable impact of 4.2% resulting from changes in the Allied Brands portfolio, as expected. Also impacting the comparison was unfavorable foreign currency translation of 0.1%. Driving the strong underlying net sales performance were Canada Dry, Core, Dr Pepper, Big Red and Mott’s, as well as contract manufacturing, partially offset by declines in Fiji and, to a lesser extent, BODYARMOR and Snapple.

Operating income in the fourth quarter of 2018 totaled $196 million for the segment. Adjusted pro forma operating income increased 8.4% to $206 million, compared to $190 million in the year-ago period, and Adjusted pro forma operating margin advanced 130 basis points versus year-ago to 17.5% of net sales. This improvement reflected the underlying net sales growth, including the benefit of pricing, favorable product mix, productivity savings and lower marketing spending, partially offset by inflation in input costs and logistics, as well as the unfavorable impact of comparison against the $21 million gain on Bai in the fourth quarter of 2017.

Latin America Beverages
Net sales for the fourth quarter of 2018 increased 1.7% to $120 million, compared to pro forma net sales of $118 million in the year-ago period, reflecting higher net price realization of 5.8% and favorable volume/mix of 0.1%, partially offset by unfavorable foreign currency translation of 4.2%.

Operating income in the fourth quarter of 2018 totaled $14 million for the segment. Adjusted pro forma operating income increased 20.0% to $18 million, compared to $15 million in the year-ago period. This performance reflected the benefit of the net sales growth and productivity savings, partially offset by inflation in input costs and logistics.

Coffee Systems
Net sales for the fourth quarter of 2018 declined 0.5% to $1.16 billion, compared to $1.17 billion in the year-ago period, reflecting lower net price realization of 3.0% and unfavorable foreign currency translation of 0.4%, significantly offset by higher volume/mix of 2.9%.

The volume/mix growth of 2.9% for Coffee Systems was driven by an 8.6% increase in K-Cup pod volume, partially offset by an 8.6% volume decline for brewers. The brewer performance was primarily driven by shipment timing between the third and fourth quarters of 2018, as well as the impact of discontinuing select legacy Keurig brewer models. Partially offsetting these factors were recent innovation launches that have been very well received in the marketplace.

Operating income in the fourth quarter of 2018 advanced 14.2% to $297 million, compared to $260 million in the year-ago period. Adjusted pro forma operating income advanced 8.6% to $328 million, compared to $302 million in the year-ago period, primarily reflecting strong productivity, partially offset by higher marketing expense and inflation in input costs and logistics. On a percentage of net sales basis, Adjusted pro forma operating income grew 240 basis points to 28.2%.

KDP Adjusted Pro forma Outlook for 2019

The Company expects Adjusted diluted EPS growth in 2019 in the range of 15% to 17%, or $1.20 to $1.22 per diluted share, in line with its long-term merger target. Supporting this guidance are the following expectations:

•	Net sales growth of approximately 2%, consistent with the Company’s long-term merger target of 2-3%, despite the impact of the changes in the Allied Brands portfolio in the Packaged Beverages segment.

•	Merger synergies of $200 million in 2019, consistent with the Company’s long-term merger target for $200 million per year over the 2019-2021 period.

•
Other non-operating income/expense is expected to approximate $30 million of expense in 2019 and assumes no gains related to changes in the Allied Brands portfolio, such as the impacts in 2018 from BODYARMOR and Core, which recorded income of $24 million and $12 million, respectively.

•	Adjusted interest expense is expected to be in the range of $570 million to $590 million, reflecting ongoing deleveraging and the continued benefit of unwinding interest rate swap contracts.

•	The Adjusted effective tax rate is expected to be in the range of 25.0% to 25.5%.

•	Diluted weighted average shares outstanding are estimated to be approximately 1,420 million.

•	The Company continues to expect significant cash flow generation and rapid deleveraging, with a targeted leverage ratio below 3.0x in two to three years from the July 2018 closing of the merger.

Investor Contacts:
Tyson Seely
Keurig Dr Pepper
T: 781-418-3352 / tyson.seely@kdrp.com

Steve Alexander
Keurig Dr Pepper
T: 972-673-6769 / steve.alexander@dpsg.com

Media Contact:
Katie Gilroy
Keurig Dr Pepper
T: 781-418-3345 / katie.gilroy@kdrp.com

ABOUT KEURIG DR PEPPER
Keurig Dr Pepper (KDP) is a leading beverage company in North America, with annual revenue in excess of $11 billion. KDP holds leadership positions in soft drinks, specialty coffee and tea, water, juice and juice drinks and mixers, and markets the #1 single serve coffee brewing system in the U.S. The Company maintains a highly competitive distribution system that enables its portfolio of more than 125 owned, licensed and partner brands to be available nearly everywhere people shop and consume beverages. With a wide range of hot and cold beverages that meet virtually any consumer need, KDP key brands include Keurig®, Dr Pepper®, Green Mountain Coffee Roasters®, Canada Dry®, Snapple®, Bai®, Mott’s® and The Original Donut Shop®. The Company employs more than 25,000 employees and operates more than 120 offices, manufacturing plants, warehouses and distribution centers across North America. For more information, visit www.keurigdrpepper.com.

FORWARD LOOKING STATEMENTS
Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These forward-looking statements can generally be identified by the use of words such as “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will,” “would,” and similar words, phrases or expressions and variations or negatives of these words, although not all forward-looking statements contain these identifying words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements regarding the estimated or anticipated future results of the combined company following the combination of Keurig Green Mountain, Inc. (“KGM”) and Dr Pepper Snapple Group, Inc. (“DPSG” and such combination, the “transaction”), the anticipated benefits of the transaction, including estimated synergies and cost savings, and other statements that are not historical facts. These statements are based on the current expectations of our management and are not predictions of actual performance.

These forward-looking statements are subject to a number of risks and uncertainties regarding the combined company’s business and the combination and actual results may differ materially. These risks and uncertainties include, but are not limited to: (i) the impact the significant additional debt incurred in connection with the transaction may have on our ability to operate our combined business, (ii) risks relating to the integration of the KGM and DPS operations, products and employees into the combined company and assumption of certain potential liabilities of KGM and the possibility that the anticipated synergies and other benefits of the combination, including cost savings, will not be realized or will not be realized within the expected timeframe, and (iii) risks relating to the combined businesses and the industries in which our combined company operates. These risks and uncertainties, as well as other risks and uncertainties, are more fully discussed in the Company’s filings with the SEC, including our Current Report on Form 10-K filed with the SEC on February 28, 2019, and our subsequent filings with the SEC. While the lists of risk factors presented here and in our public filings are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Any forward-looking statement made herein speaks only as of the date of this document. We are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements, whether as a result of new information, subsequent events or otherwise, except as required by applicable laws or regulations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On July 9, 2018 (the "Merger Date"), Maple Parent Holdings Corp. (“Maple”), a Delaware corporation and the parent entity of Keurig Green Mountain, Inc. (“Keurig”) completed its merger (the “Transaction”) with a wholly owned subsidiary of Dr Pepper Snapple Group Inc. (“DPS”), at which time Maple became a wholly owned subsidiary of DPS and DPS changed its name to "Keurig Dr Pepper Inc." (“KDP” or the “Company”).

The following unaudited pro forma condensed combined financial information (the “financial information”) is presented to illustrate the estimated effects of the Transaction as if it had been consummated on December 31, 2016. The unaudited pro forma condensed combined statements of income for the fourth quarter of 2017, the twelve months ended December 31, 2017, the fourth quarter of 2018 and the twelve months ended December 31, 2018, combines the historical financial statements of DPS and Maple after giving effect to the Transaction and reflects the assumptions, reclassifications and adjustments described in the accompanying notes to this financial information. Refer to the Summary of Reclassifications and Summary of Pro Forma Adjustments in the attached schedules for details of the reclassifications and adjustments applied to the historical financial statements of DPS and of Maple.

The financial information was prepared using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the completion of the acquisition. We utilized estimated fair values at the Merger Date for the preliminary allocation of consideration to the net tangible and intangible assets acquired and liabilities assumed. During the measurement period, we will continue to obtain information to assist in determining the fair value of net tangible and intangible assets acquired and liabilities assumed, which may differ materially from these preliminary estimates. The historical consolidated financial statements have been adjusted in the accompanying financial information to give effect to unaudited pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) are expected to have a continuing impact on the results of operations of the combined company.

The financial information has been prepared based upon currently available information and assumptions deemed appropriate by the Company's management. This financial information is not necessarily indicative of what our results of operations actually would have been had the Transaction been completed as of December 31, 2016. In addition, the financial information is not indicative of future results or current financial conditions and does not reflect any anticipated synergies, operating efficiencies, cost savings or any integration costs that may result from the Transaction.

The financial information should be read in conjunction with historical financial statements and accompanying notes filed with the Securities and Exchange Commission.

NON-GAAP FINANCIAL MEASURES
This release includes certain non-GAAP financial measures including Adjusted pro forma net sales, Adjusted pro forma operating income, and Adjusted diluted EPS, which differ from results using U.S. Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to, the GAAP measures and may not be comparable to similarly named measures used by other companies. Non-GAAP financial measures typically exclude certain charges, including one-time costs related to the Transaction and integration activities, which are not expected to occur routinely in future periods. The Company uses non-GAAP financial measures internally to focus management on performance excluding these special charges to gauge our business operating performance, and to provide a meaningful comparison of the Company’s performance to periods prior to the Transaction. Management believes this information is helpful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. Additionally, management believes that non-GAAP financial measures are frequently used by analysts and investors in their evaluation of companies, and its continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results. The most directly comparable GAAP financial measures and reconciliations to non-GAAP financial measures are set forth in the appendix to this presentation and included in the Company’s filings with the SEC.

See the attached schedules for the supplemental financial data and corresponding reconciliations of KDP Adjusted pro forma net sales, Adjusted pro forma operating income, and Adjusted diluted EPS.

Unaudited Financial Statement Information
On July 9, 2018, upon the consummation of the Transaction, as a result of the Transaction being accounted for as a reverse merger with Maple as the accounting acquirer, the board of directors of KDP approved a change in KDP’s fiscal year end from the last Saturday in September to December 31, which was DPS’s fiscal year end prior to the consummation of the Transaction, and changed Maple’s fiscal year end from the last Saturday in September to the last Saturday in December to closely align Maple’s fiscal year with that of KDP.
Accordingly, the change to a calendar fiscal year was made on a prospective basis and operating results presented in our audited consolidated financial statements have not been adjusted. The Company filed a transition report with the SEC for this change in fiscal year for purposes of reporting in accordance with Rule 13a-10 of the Securities Exchange Act of 1934, as amended, on August 7, 2018, on a Form 10-QT. As part of KDP's Annual Report on Form 10-K, the Company has presented the transition period of the three months ended December 31, 2017 as part of the audited consolidated financial statements followed by the year ended December 31, 2018.
The unaudited Consolidated Statement of Income and Consolidated Statement of Cash Flows for the twelve months ended December 31, 2017 presented within the following schedules was prepared based on the historical audited Consolidated Statement of Income and Consolidated Statement of Cash Flows of KDP for the fiscal year ended September 30, 2017, and the historical unaudited Consolidated Statements of Income and Consolidated Statements of Cash Flows of KDP for the three months ended December 30, 2017 and December 24, 2016. For purposes of preparing the unaudited Consolidated Statement of Income and Consolidated Statement of Cash Flows of KDP for the twelve months ended December 31, 2017 used in this presentation, KDP's audited results for the fiscal year ended September 30, 2017 were combined with its unaudited results for the three months ended December 31, 2017 and its unaudited results for the three months ended December 24, 2016 were subtracted. Refer to KDP's Annual Report on Form 10-K for additional information.

KEURIG DR PEPPER INC.
CONSOLIDATED STATEMENTS OF INCOME
For the Three and Twelve Months Ended December 31, 2018 and 2017
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions, except per share data)	2018	2017	2018	2017
Net sales	$2,813	$1,170	$7,442	$4,226
Cost of sales	1,268	643	3,560	2,201
Gross profit	1,545	527	3,882	2,025
Selling, general and administrative expenses	986	298	2,635	1,163
Other operating (income) expense, net	12	—	10	—
Income from operations	547	229	1,237	862
Interest expense	180	10	401	86
Interest expense - related party	—	25	51	100
Loss on early extinguishment of debt	—	5	13	59
Other (income) expense, net	9	7	(19)	95
Income before provision (benefit) for income taxes	358	182	791	522
Provision (benefit) for income taxes	92	(437)	202	(335)
Net income	266	619	589	857
Less: Net income attributable to employee redeemable non-controlling interest and mezzanine equity awards	$—	7	3	10
Net income attributable to KDP	$266	$612	$586	$847

Earnings per common share:
Basic	$0.19	$0.77	$0.54	$1.07
Diluted	0.19	0.77	0.53	1.07
Weighted average common shares outstanding:
Basic	1,394.8	790.5	1,086.3	790.5
Diluted	1,406.2	790.5	1,097.6	790.5

KEURIG DR PEPPER INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2018 and 2017
(Unaudited)

	December 31,
(in millions, except share and per share data)	2018	2017
Assets
Current assets:
Cash and cash equivalents	$83	$90
Restricted cash and restricted cash equivalents	46	5
Trade accounts receivable, net	1,150	483
Inventories	626	384
Prepaid expenses and other current assets	254	94
Total current assets	2,159	1,056
Property, plant and equipment, net	2,310	790
Investments in unconsolidated subsidiaries	186	97
Goodwill	20,011	9,819
Other intangible assets, net	23,967	3,834
Other non-current assets	259	121
Deferred tax assets	26	27
Total assets	$48,918	$15,744
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,300	$1,580
Accrued expenses	1,012	201
Structured payables	526	—
Short-term borrowings and current portion of long-term obligations	1,458	219
Current portion of capital lease and financing obligations	26	6
Other current liabilities	380	12
Total current liabilities	5,702	2,018
Long-term obligations	14,201	3,064
Long-term obligations, related party	—	1,815
Capital lease and financing obligations, less current	305	97
Deferred tax liabilities	5,923	1,031
Other non-current liabilities	254	56
Total liabilities	26,385	8,081
Commitments and contingencies
Employee redeemable non-controlling interest and mezzanine equity awards	—	265
Stockholders' equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 2,000,000,000 and 800,000,000 shares authorized, 1,405,944,922 and 790,478,141 shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	14	8
Additional paid-in capital	21,471	6,377
Retained earnings	1,178	914
Accumulated other comprehensive (loss) income	(130)	99
Total stockholders' equity	22,533	7,398
Total liabilities and stockholders' equity	$48,918	$15,744

KEURIG DR PEPPER INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Twelve Months Ended December 31, 2018 and 2017
(Unaudited)

	For the Twelve Months Ended December 31,
(in millions)	2018	2017
Operating activities:
Net income	$589	$857
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	233	142
Amortization expense	229	118
Provision for sales returns	54	57
Deferred income taxes	(81)	(468)
Employee stock based compensation expense	35	51
Loss on early extinguishment of debt	13	59
Gain on step acquisition of unconsolidated subsidiaries	(18)	—
Unrealized (gain) or loss on foreign currency	28	15
Unrealized (gain) or loss on derivatives	49	16
Other, net	25	55
Changes in assets and liabilities, net of effects of acquisition:
Trade accounts receivable	82	(64)
Inventories	185	50
Income taxes receivable, prepaid and payables, net	71	(64)
Other current and non current assets	(49)	(18)
Accounts payable and accrued expenses	206	894
Other current and non current liabilities	(38)	6
Net change in operating assets and liabilities	457	804
Net cash provided by operating activities	1,613	1,706
Investing activities:
Acquisitions of business	(19,114)	—
Cash acquired in acquisitions	169	—
Issuance of related party note receivable	(11)	(6)
Investments in unconsolidated subsidiaries	(39)	250
Proceeds from capital distributions from investments in unconsolidated subsidiaries	35	—
Purchases of property, plant and equipment	(180)	(56)
Other, net	9	(5)
Net cash (used in) provided by investing activities	(19,131)	183
Financing activities:
Proceeds from issuance of common stock private placement	9,000	—
Proceeds from unsecured credit facility	1,900	—
Proceeds from senior unsecured notes	8,000	—
Proceeds from term loan	2,700	1,200
Net Issuance of Commercial Paper	1,080	—
Proceeds from structured payables	526	—
Repayment of unsecured credit facility	(1,900)	(300)
Repayment of term loan	(3,447)	(2,649)
Payments on capital leases	(17)	(18)
Deferred financing charges paid	(55)	(5)
Proceeds from issuance of common stock under compensation plans	3	—
Cash contributions (distributions) from (to) redeemable NCI shareholders	18	(1)
Cash Dividends paid	(232)	(57)
Cross Currency Swap	—	(78)
Other, net	1	—
Net cash provided by (used in) financing activities	17,577	(1,908)
Cash, cash equivalents, restricted cash and restricted cash equivalents — net change from:
Operating, investing and financing activities	59	(19)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(15)	17
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	95	97
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$139	$95

Unaudited Pro Forma Financial Information
On January 29, 2018, DPS entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among DPS, Maple and Salt Merger Sub, Inc. (“Merger Sub”), whereby Merger Sub will be merged with and into Maple, with Maple surviving the merger as a wholly-owned subsidiary of DPS (the “Transaction”). The Transaction was consummated on July 9, 2018 (the "Merger Date"), at which time DPS changed its name to "Keurig Dr Pepper Inc.".
Immediately prior to the consummation of the Transaction (the “Effective Time”), each share of common stock of Maple issued and outstanding was converted into the right to receive a number of fully paid and nonassessable shares of common stock of Merger Sub determined pursuant to an exchange ratio set forth in the Merger Agreement (the “Acquisition Shares”). As a result of the Transaction, the stockholders of Maple as of immediately prior to the Effective Time own approximately 87% of DPS common stock following the closing and the stockholders of DPS as of immediately prior to the Effective Time own approximately 13% on a fully diluted basis. Upon consummation of the Transaction, DPS declared a special cash dividend equal to $103.75 per share, subject to any withholding of taxes required by law, payable to holders of its common stock as of the record date for the special dividend.
The following unaudited pro forma combined financial information (the “financial information”) is presented to illustrate the estimated effects of the Transaction. The financial information for the fourth quarter of 2018 is based on the actual fourth quarter financial statements of KDP after giving effect to the Transaction and the assumptions, reclassifications and adjustments described in the accompanying notes to this financial information. The financial information is presented as if the Transaction had been consummated on December 31, 2016, and combines the historical results of DPS and Maple. Refer to the Summary of Pro Forma Adjustments and Summary of Reclassifications below for details of the reclassifications and adjustments applied to the historical financial statements of DPS and of Maple, which is now reflected under the KDP column.
The financial information was prepared using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the completion of the acquisition. We utilized estimated fair values at the Merger Date for the preliminary allocation of consideration to the net tangible and intangible assets acquired and liabilities assumed. During the measurement period, we will continue to obtain information to assist in determining the fair value of the net tangible and intangible assets acquired and liabilities assumed, which may differ materially from these preliminary estimates.The historical consolidated financial statements have been adjusted in the accompanying financial information to give effect to unaudited pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) are expected to have a continuing impact on the results of operations of KDP.
The financial information has been prepared based upon currently available information and assumptions deemed appropriate by the Company's management. This financial information is not necessarily indicative of what our results of operations actually would have been had the Transaction been completed as of December 31, 2016. In addition, the financial information is not indicative of future results or current financial conditions and does not reflect any anticipated synergies, operating efficiencies, cost savings or any integration costs that may result from the Transaction. The financial information should be read in conjunction with historical financial statements and accompanying notes filed with the SEC.

Summary of Pro Forma Adjustments
Pro forma adjustments included in the Pro Forma Combined Statements of Income are as follows:

a.
A decrease in Net sales to remove the historical deferred revenue associated with DPS' arrangements with PepsiCo, Inc. and The Coca-Cola Company, which were eliminated in the fair value adjustments for DPS as part of purchase price accounting.

b.
An increase in Net sales to remove the historical amortization of certain capitalized upfront customer incentive program payments. These were eliminated in the fair value adjustments for DPS as these upfront payments were revalued within the customer relationship intangible assets recorded in purchase price accounting.

c.	Adjustment to remove the impact of the step-up of inventory recorded in purchase price accounting.

d.
Adjustments to Selling, general and administrative ("SG&A") expenses due to changes in amortization as a result of the fair value adjustments for DPS' intangible assets with definite lives as part of purchase price accounting.

e.	Adjustments to SG&A expenses due to changes in depreciation as a result of the fair value adjustments for DPS' property, plant and equipment as part of purchase price accounting.

f.	A decrease to SG&A expenses for both DPS and KDP (Maple) to remove non-recurring transaction costs as a result of the Transaction.

g.	Removal of the Interest expense - related party caption for KDP (Maple), as the related party debt was capitalized into Additional paid-in capital immediately prior to the Transaction.

h.
Adjustments to Interest expense to remove the historical amortization of deferred debt issuance costs, discounts and premiums and to record incremental amortization as a result of the fair value adjustments for DPS' senior unsecured notes as part of purchase price accounting.

i.	Adjustments to Interest expense to record incremental interest expense and amortization of deferred debt issuance costs for borrowings related to the Transaction.

j.
Removal of the Net income attributable to employee redeemable non-controlling interest and mezzanine equity awards caption as the Maple non-controlling interest was eliminated to reflect the capital structure of the combined company.

k.	Adjustments to SG&A expenses to remove accelerated stock-based compensation expense as a result of the Transaction.

l.
As a result of the change in year-end for KGM, the Company has removed the 53rd week from its Pro Forma Combined Statement of Income for the twelve months ended December 31, 2017, as it would not be representative of the combined company if the DPS Merger had occurred on December 31, 2016.

Summary of Reclassifications
Reclassifications included in the Pro Forma Combined Statements of Income for the twelve months ended December 31, 2018 and 2017 are as follows:

a.	Foreign currency transaction gains and losses were reclassified from Cost of sales and SG&A expenses in the historical DPS Statements of Income to Other (income) expense, net.

b.	Depreciation and amortization expenses were reclassified from Depreciation and amortization in the historical DPS Statements of Income to SG&A expenses.

c.	Interest income was reclassified from Interest income in the historical DPS Statements of Income to Other (income) expense, net.

Keurig Dr Pepper Inc.
Pro Forma Condensed Combined Statement of Income
For the Three Months Ended December 31, 2018
(Unaudited)

(in millions, except per share data)	Reported KDP(1)	Pro Forma Adjustments(2)	Pro Forma Combined
Net sales	$2,813	$—	$2,813
Cost of sales	1,268	(1)	1,267
Gross profit	1,545	1	1,546
Selling, general and administrative expenses	986	4	990
Other operating income, net	12	—	12
Income from operations	547	(3)	544
Interest expense	180	(2)	178
Interest expense - related party	—	—	—
Loss on early extinguishment of debt	—	—	—
Other (income) expense, net	9	—	9
Income before provision for income taxes	358	(1)	357
Provision for income taxes	92	2	94
Net income	266	(3)	263
Net income attributable to employee redeemable non-controlling interest and mezzanine equity awards	—	—	—
Net income attributable to KDP	$266	$(3)	$263
Earnings per common share:
Basic	$0.19		$0.19
Diluted	0.19		0.19
Weighted average common shares outstanding:
Basic	1,394.8		1,394.8
Diluted	1,406.2		1,406.2

1.Refer to the Statements of Income on page A-1.
2.Refer to Summary of Pro Forma Adjustments on page A-5.

Keurig Dr Pepper Inc.
Pro Forma Condensed Combined Statement of Income
For the Three Months Ended December 31, 2017
(Unaudited)

(in millions, except per share data)	Historical DPS(1)	Reported KDP(2)	Reclassifications(3)	Pro Forma Adjustments(4)	Pro Forma Combined
Net sales	$1,643	$1,170	$—	$(13)	$2,800
Cost of sales	663	643	—	(5)	1,301
Gross profit	980	527	—	(8)	1,499
Selling, general and administrative expenses	612	298	26	1	937
Depreciation and amortization	26	—	(26)	—	—
Other operating income, net	(21)	—	—	—	(21)
Income from operations	363	229	—	(9)	583
Interest expense	41	10	—	103	154
Interest expense - related party	—	25	—	(25)	—
Interest income	(1)	—	1	—	—
Loss on early extinguishment of debt	—	5	—	—	5
Other (income) expense, net	(2)	7	—	(1)	4
Income before provision (benefit) for income taxes	325	182	(1)	(86)	420
Provision (benefit) for income taxes	(184)	(437)	—	(33)	(654)
Income before equity in loss of unconsolidated subsidiaries	509	619	(1)	(53)	1,074
Equity in loss of unconsolidated subsidiaries, net of tax	1	—	(1)	—	—
Net income	508	619	—	(53)	1,074
Net income attributable to employee redeemable non-controlling interest and mezzanine equity awards	—	7	—	(7)	—
Net income attributable to KDP	$508	$612	$—	$(46)	$1,074
Earnings per common share:
Basic	$2.82				$0.77
Diluted	2.81				0.77
Weighted average common shares outstanding:
Basic	180.1			1,206.4	1,386.5
Diluted	180.8			1,205.7	1,386.5

1.	Agrees to historical GAAP financial statements for DPS' three months ended December 31, 2017 (as filed in Exhibit 99.1 to the Form 8-K on November 6, 2018).

2.	Refer to KDP's Annual Report on Form 10-K as filed on February 28, 2019 for KDP's (Maple) three months ended December 31, 2017.

3.	Refer to Summary of Reclassifications on page A-6.

4.	Refer to Summary of Pro Forma Adjustments on page A-5.

Keurig Dr Pepper Inc.
Pro Forma Condensed Combined Statement of Income
For the Twelve Months Ended December 31, 2018
(Unaudited)

(in millions, except per share data)	Reported KDP(1)	DPS Jan 1 - July 8(2)	Pro Forma Adjustments(3)	Pro Forma Combined
Net sales	$7,442	$3,605	$(27)	$11,020
Cost of sales	3,560	1,529	(150)	4,939
Gross profit	3,882	2,076	123	6,081
Selling, general and administrative expenses	2,635	1,639	(367)	3,907
Other operating expense (income), net	10	(14)	2	(2)
Income from operations	1,237	451	488	2,176
Interest expense	401	88	182	671
Interest expense - related party	51	—	(51)	—
Loss on early extinguishment of debt	13	—	—	13
Other (income) expense, net	(19)	5	—	(14)
Income before provision for income taxes	791	358	357	1,506
Provision for income taxes	202	82	114	398
Net income	589	276	243	1,108
Net income attributable to employee redeemable non-controlling interest and mezzanine equity awards	3	—	(3)	—
Net income attributable to KDP	$586	$276	$246	$1,108
Earnings per common share:
Basic	$0.54			$0.80
Diluted	0.53			0.79
Weighted average common shares outstanding:
Basic	1,086.3		303.5	1,389.8
Diluted	1,097.6		303.5	1,401.1

1.	Refer to the Statements of Income.

2.	Refers to DPS's activity during the twelve months ended December 31, 2018 prior to the Merger Date.

3.	Refer to Summary of Pro Forma Adjustments.

Keurig Dr Pepper Inc.
Pro Forma Condensed Combined Statement of Income
For the Twelve Months Ended December 31, 2017
(Unaudited)

(in millions, except per share data)	Historical DPS(1)	Reported KDP(2)	Reclassifications(3)	Pro Forma Adjustments(4)	Pro Forma Combined
Net sales	$6,690	$4,226	$—	$(141)	$10,775
Cost of sales	2,695	2,201	—	(60)	4,836
Gross profit	3,995	2,025	—	(81)	5,939
Selling, general and administrative expenses	2,556	1,163	102	(14)	3,807
Depreciation and amortization	102	—	(102)	—	—
Other operating income, net	(51)	—	—	—	(51)
Income from operations	1,388	862	—	(67)	2,183
Interest expense	164	86	—	366	616
Interest expense - related party	—	100	—	(100)	—
Interest income	(3)	—	3	—	—
Loss on early extinguishment of debt	62	59	—	—	121
Other (income) expense, net	(8)	95	(1)	(3)	83
Income before provision for income taxes	1,173	522	(2)	(330)	1,363
Provision for income taxes	95	(335)	—	(124)	(364)
Income before equity in loss of unconsolidated subsidiaries	1,078	857	(2)	(206)	1,727
Equity in loss of unconsolidated subsidiaries, net of tax	2	—	(2)	—	—
Net income	1,076	857	—	(206)	1,727
Net income attributable to employee redeemable non-controlling interest and mezzanine equity awards	—	10	—	(10)	—
Net income attributable to KDP	$1,076	$847	$—	$(196)	$1,727
Earnings per common share:
Basic	$5.91				$1.25
Diluted	5.89				1.25
Weighted average common shares outstanding:
Basic	182.0			1,206.4	1,386.5
Diluted	182.8			1,203.7	1,386.5
1. Refer to DPS's Annual Report on Form 10-K as filed on February 14, 2018, for the year ended December 31, 2017.
2. Refer to Unaudited Financial Statement Information for further information.
3. Refer to Summary of Reclassifications.
4. Refer to Summary of Pro Forma Adjustments.

KEURIG DR PEPPER INC.
RECONCILIATION OF PRO FORMA SEGMENT INFORMATION
(Unaudited)

(in millions)	Reported KDP	Pro Forma Adjustments(1)	Pro Forma Combined
For the Three Months Ended December 31, 2018
Net Sales
Beverage Concentrates	$352	$—	$352
Packaged Beverages	1,177	—	1,177
Latin America Beverages	120	—	120
Coffee Systems	1,164	—	1,164
Total net sales	$2,813	$—	$2,813

Income from Operations
Beverage Concentrates	$238	$—	$238
Packaged Beverages	196	5	201
Latin America Beverages	14	1	15
Coffee Systems	297	1	298
Unallocated Corporate	(198)	(10)	(208)
Total income from operations	$547	$(3)	$544

(in millions)	Historical KGM(2)	Historical DPS(3)	Reclassifications(4)	Pro Forma Adjustments(1)	Pro Forma Combined
For the Three Months Ended December 31, 2017
Net Sales
Beverage Concentrates	$—	$349	$—	$(13)	$336
Packaged Beverages	—	1,176	—	—	1,176
Latin America Beverages	—	118	—	—	118
Coffee Systems	1,170	—	—	—	1,170
Total net sales	$1,170	$1,643	$—	$(13)	$2,800

Income from Operations
Beverage Concentrates	$—	$225	$—	$(13)	$212
Packaged Beverages	—	185	(1)	4	188
Latin America Beverages	—	16	(1)	—	15
Coffee Systems	260	—	—	—	260
Unallocated Corporate	(31)	(61)	—	—	(92)
Total income from operations	$229	$365	$(2)	$(9)	$583

1.	Refer to Summary of Pro Forma Adjustments on page A-5.

2.	Agrees to historical GAAP financial statements for KGM's three months ended December 31, 2017 (as filed in Exhibit 99.4 to the Form 8-K/A on August 8, 2018).

3.
Agrees to historical GAAP financial statements for DPS' three months ended December 31, 2017 (as filed in Exhibit 99.1 to the Form 8-K on November 6, 2018). These numbers have been adjusted for the allocation of other operating income, net.

KEURIG DR PEPPER INC.
RECONCILIATION OF PRO FORMA SEGMENT INFORMATION
(Unaudited)

(in millions)	Reported KDP	DPS January 1 - July 8, 2018(1)	Pro Forma Adjustments(2)	Pro Forma Combined
For the Year Ended December 31, 2018
Net Sales
Beverage Concentrates	$669	$689	$(27)	$1,331
Packaged Beverages	2,415	2,654	—	5,069
Latin America Beverages	244	262	—	506
Coffee Systems	4,114	—	—	4,114
Total net sales	$7,442	$3,605	$(27)	$11,020

Income from Operations
Beverage Concentrates	$430	$438	$(15)	$853
Packaged Beverages	257	297	123	677
Latin America Beverages	29	40	10	79
Coffee Systems	1,163	—	—	1,163
Unallocated Corporate	(642)	(324)	370	(596)
Total income from operations	$1,237	$451	$488	$2,176

	Reported KDP	Historical DPS(3)	Pro Forma Adjustments(2)	Pro Forma Combined
For the Year Ended December 31, 2017
Net Sales
Beverage Concentrates	$—	$1,332	$(50)	$1,282
Packaged Beverages	—	4,871	—	4,871
Latin America Beverages	—	487	—	487
Coffee Systems	4,226	—	(91)	4,135
Total net sales	$4,226	$6,690	$(141)	$10,775

Income from Operations
Beverage Concentrates	$—	$865	$(50)	$815
Packaged Beverages	—	743	8	751
Latin America Beverages	—	64	—	64
Coffee Systems	1,039	—	(28)	1,011
Unallocated Corporate	(177)	(284)	3	(458)
Total income from operations	$862	$1,388	$(67)	$2,183

1.	Refers to DPS's activity during the year ended December 31, 2018 prior to the Merger Date.

2.	Refer to Summary of Pro Forma Adjustments.

3.	Agrees to DPS's Annual Report on Form 10-K as filed on February 14, 2018 for the year ended December 31, 2017. These numbers have been adjusted for the allocation of other operating income, net.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN PRO FORMA AND NON-GAAP PRO FORMA INFORMATION
(Unaudited)
The company reports its financial results in accordance with U.S. GAAP. However, management believes that certain non-GAAP financial measures that reflect the way management evaluates the business may provide investors with additional information regarding the company's results, trends and ongoing performance on a comparable basis. Specifically, investors should consider the following with respect to our financial results:
Adjusted: Defined as certain financial statement captions and metrics adjusted for certain items affecting comparability.
Items affecting comparability: Defined as certain items that are excluded for comparison to prior year periods, adjusted for the tax impact as applicable. Tax impact is determined based upon an approximate rate for each item. For each period, management adjusts for (i) the unrealized mark-to-market impact of derivative instruments not designated as hedges in accordance with U.S. GAAP; (ii) the amortization associated with definite-lived intangible assets; (iii) the amortization of the deferred financing costs associated with the DPSG Merger and Keurig Acquisition; (iv) stock compensation expense attributable to the matching awards made to employees who made an initial investment in the Keurig Green Mountain, Inc. Executive Ownership Plan or the Keurig Dr Pepper Omnibus Incentive Plan of 2009; and (v) other certain items that are excluded for comparison purposes to prior year periods.
For the three and twelve months ended December 31, 2018, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to the DPSG Merger and the Keurig Acquisition; (ii) productivity expenses; (iii) transaction costs not associated with the DPS Merger; (iv) the impact of the step-up of acquired inventory not associated with the DPS Merger; (v) provision for legal settlements; (vi) the loss on early extinguishment of debt related to the redemption of debt and (vii) tax reform associated with the Tax Cuts and Jobs Act ("TCJA").
For the three and twelve months ended December 31, 2017, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to the DPSG Merger and the Keurig Acquisition; (ii) productivity expenses; (iii) transaction costs not associated with the DPS Merger; (iv) provision for legal settlements; (v) the loss on early extinguishment of debt related to the redemption of debt and (vi) tax reform associated with the TCJA.
Reconciliations for these items are provided in the tables below.

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN PRO FORMA ITEMS TO CERTAIN NON-GAAP ADJUSTED PRO FORMA ITEMS
(Unaudited, in millions, except per share data)

	For the Three Months Ended December 31, 2018
			Amortization of
	Pro Forma	Mark to Market	Intangibles	Deferred Financing Costs	Stock Compensation	Restructuring and Integration Expenses	Productivity	Transaction Costs	Step-up of acquired inventory	Provision for Settlements	Loss on Early Payment of Debt	Tax Reform	Adjusted
Net sales	$2,813	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$2,813
Cost of sales	1,267	(11)	—	—	—	(2)	(1)	—	(2)	—	—	—	1,251
Gross profit	1,546	11	—	—	—	2	1	—	2	—	—	—	1,562
Gross margin	55.0%												55.5%
Selling, general and administrative expenses	$990	$(29)	$(33)	$—	$(5)	$(74)	$—	$(2)	$—	$(7)	$—	$—	$840
Other operating income, net	12	—	—	—	—	(8)	(2)	—	—	—	—	—	2
Income from operations	544	40	33	—	5	84	3	2	2	7	—	—	720
Operating margin	19.3%												25.6%
Interest expense	$178	$(32)	$—	$(4)	$—	$—	$—	$(3)	$—	$—	$—	$—	$139
Loss on early extinguishment of debt	—	—	—	—	—	—	—	—	—	—	—	—	—
Other income, net	9	—	—	—	—	—	—	—	—	—	—	—	9
Income before provision for income taxes	357	72	33	4	5	84	3	5	2	7	—	—	572
Provision for income taxes	94	17	8	2	1	20	—	2	—	2	—	3	149
Effective tax rate	26.3%												26.0%
Net income	$263	$55	$25	$2	$4	$64	$3	$3	$2	$5	$—	$(3)	$423

	Pro Forma EPS												Pro Forma Adjusted EPS
Diluted earnings per common share	$0.19												$0.30
Shares	1,406.2												1,406.2

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN PRO FORMA ITEMS TO CERTAIN NON-GAAP ADJUSTED PRO FORMA ITEMS
(Unaudited, in millions, except per share data)

	For the Three Months Ended December 31, 2017
			Amortization of
	Pro Forma	Mark to Market	Intangibles	Deferred Financing Costs	Stock Compensation	Restructuring and Integration Expenses	Productivity	Provision for Settlements	Loss on Early Payment of Debt	Tax Reform	Adjusted
Net sales	$2,800	$—	$—	$—	$—	$—	$—	$—	$—	$—	$2,800
Cost of sales	1,301	2	—	—	—	(11)	—	—	—	—	1,292
Gross profit	1,499	(2)	—	—	—	11	—	—	—	—	1,508
Gross margin	53.5%										53.9%
Selling, general and administrative expenses	$937	$10	$(31)	$—	$(11)	$(10)	$(3)	$3	$—	$—	$895
Other operating income, net	(21)	—	—	—	—	(4)	—	—	—	—	(25)
Income from operations	583	(12)	31	—	11	25	3	(3)	—	—	638
Operating margin	20.8%										22.8%
Interest expense	$154	$18	$—	$(5)	$—	$16	$—	$—	$—	$—	$183
Loss on early extinguishment of debt	5	—	—	—	—	—	—	—	(5)	—	—
Other income, net	4	6	—	—	—	—	—	—	—	—	10
Income before provision for income taxes	420	(36)	31	5	11	9	3	(3)	5	—	445
Provision for income taxes	(654)	(5)	3	—	—	(5)	—	(1)	(4)	781	115
Effective tax rate	(155.7)%										25.8%
Net income	$1,074	$(31)	$28	$5	$11	$14	$3	$(2)	$9	$(781)	$330

	Pro Forma EPS										Pro Forma Adjusted EPS
Diluted earnings per common share	$0.77										$0.24
Shares	1,386.5										1,386.5

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN PRO FORMA ITEMS TO CERTAIN NON-GAAP ADJUSTED PRO FORMA ITEMS
(Unaudited, in millions, except per share data)

	For the Twelve Months Ended December 31, 2018
			Amortization of
	Pro Forma	Mark to Market	Intangibles	Deferred Financing Costs	Stock Compensation	Restructuring and Integration Expenses	Productivity	Transaction Costs	Step-up of acquired inventory	Provision for Settlements	Loss on Early Payment of Debt	Tax Reform	Adjusted
Net sales	$11,020	$—	$—	$—	$—	$—	$—	$—	$—	$4	$—	$—	$11,024
Cost of sales	4,939	(53)	—	—	—	(2)	(12)	—	(2)	—	—	—	4,870
Gross profit	6,081	53	—	—	—	2	12	—	2	4	—	—	6,154
Gross margin	55.2%												55.8%
Selling, general and administrative expenses	$3,907	$(19)	$(121)	$—	$(21)	$(160)	$(14)	$(4)	$—	$(18)	$—	$—	$3,550
Other operating income, net	(2)	—	—	—	—	(8)	(6)	—	—	—	—	—	(16)
Income from operations	2,176	72	121	—	21	170	32	4	2	22	—	—	2,620
Operating margin	19.7%												23.8%
Interest expense	$671	$(3)	$—	$(9)	$—	$—	$2	$(4)	$—	$—	$—	$—	$657
Loss on early extinguishment of debt	13	—	—	—	—	—	—	—	—	—	(13)	—	—
Other income, net	(14)	3	—	—	—	—	—	—	—	—	—	—	(11)
Income before provision for income taxes	1,506	72	121	9	21	170	30	8	2	22	13	—	1,974
Provision for income taxes	398	16	31	3	4	43	9	3	—	6	3	7	523
Effective tax rate	26.4%												26.5%
Net income	$1,108	$56	$90	$6	$17	$127	$21	$5	$2	$16	$10	$(7)	$1,451

	Pro Forma EPS												Pro Forma Adjusted EPS
Diluted earnings per common share	$0.79												$1.04
Shares	1,401.1												1,401.1

KEURIG DR PEPPER INC.
RECONCILIATION OF CERTAIN PRO FORMA ITEMS TO CERTAIN NON-GAAP ADJUSTED PRO FORMA ITEMS
(Unaudited, in millions, except per share data)

	For the Twelve Months Ended December 31, 2017
			Amortization of
	Pro Forma	Mark to Market	Intangibles	Deferred Financing Costs	Stock Compensation	Restructuring and Integration Expenses	Productivity	Transaction Costs	Provision for Settlements	Loss on Early Payment of Debt	Tax Reform	Adjusted
Net sales	$10,775	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$10,775
Cost of sales	4,836	25	—	—	—	(11)	(9)	—	—	—	—	4,841
Gross profit	5,939	(25)	—	—	—	11	9	—	—	—	—	5,934
Gross margin	55.1%											55.1%
Selling, general and administrative expenses	$3,807	$—	$(111)	$—	$(32)	$(55)	$(55)	$(23)	$2	$—	$—	$3,533
Other operating income, net	(51)	—	—	—	—	(4)	—	—	—	—	—	(55)
Income from operations	2,183	(25)	111	—	32	70	64	23	(2)	—	—	2,456
Operating margin	20.3%											22.8%
Interest expense	$616	$72	$—	$(24)	$—	$16	$—	$—	$—	$—	$—	$680
Loss on early extinguishment of debt	121	—	—	—	—	—	—	—	—	(121)	—	—
Other income, net	83	(2)	—	—	—	—	—	—	—	—	—	81
Income before provision for income taxes	1,363	(95)	111	24	32	54	64	23	(2)	121	—	1,695
Provision for income taxes	(364)	(28)	32	7	7	7	27	8	(1)	37	781	513
Effective tax rate	(26.7)%											30.3%
Net income	$1,727	$(67)	$79	$17	$25	$47	$37	$15	$(1)	$84	$(781)	$1,182

	Pro Forma EPS											Pro Forma Adjusted EPS
Diluted earnings per common share	$1.25											$0.85
Shares	1,386.5											1,386.5

KEURIG DR PEPPER INC.
RECONCILIATION OF PRO FORMA SEGMENT ITEMS TO
CERTAIN NON-GAAP ADJUSTED PRO FORMA SEGMENT ITEMS
(Unaudited)

(in millions)	Pro Forma	Items Affecting Comparability	Adjusted Pro Forma
For the Three Months Ended December 31, 2018
Net Sales
Beverage Concentrates	$352	$—	$352
Packaged Beverages	1,177	—	1,177
Latin America Beverages	120	—	120
Coffee Systems	1,164	—	1,164
Total net sales	$2,813	$—	$2,813

Income from Operations
Beverage Concentrates	$238	$4	$242
Packaged Beverages	201	5	206
Latin America Beverages	15	3	18
Coffee Systems	298	30	328
Unallocated Corporate	(208)	134	(74)
Total income from operations	$544	$176	$720

For the Three Months Ended December 31, 2017
Net Sales
Beverage Concentrates	$336	$—	$336
Packaged Beverages	1,176	—	1,176
Latin America Beverages	118	—	118
Coffee Systems	1,170	—	1,170
Total net sales	$2,800	$—	$2,800

Income from Operations
Beverage Concentrates	$212	$—	$212
Packaged Beverages	188	2	190
Latin America Beverages	15	—	15
Coffee Systems	260	42	302
Unallocated Corporate	(92)	11	(81)
Total income from operations	$583	$55	$638

KEURIG DR PEPPER INC.
RECONCILIATION OF PRO FORMA SEGMENT ITEMS TO
CERTAIN NON-GAAP ADJUSTED PRO FORMA SEGMENT ITEMS
(Unaudited)

(in millions)	Pro Forma	Items Affecting Comparability	Adjusted Pro Forma
For the Year Ended December 31, 2018
Net Sales
Beverage Concentrates	$1,331	$—	$1,331
Packaged Beverages	5,069	—	5,069
Latin America Beverages	506	—	506
Coffee Systems	4,114	4	4,118
Total net sales	$11,020	$4	$11,024

Income from Operations
Beverage Concentrates	$853	$5	$858
Packaged Beverages	677	11	688
Latin America Beverages	79	3	82
Coffee Systems	1,163	166	1,329
Unallocated Corporate	(596)	259	(337)
Total income from operations	$2,176	$444	$2,620

For the Year Ended December 31, 2017
Net Sales
Beverage Concentrates	$1,282	$—	$1,282
Packaged Beverages	4,871	—	4,871
Latin America Beverages	487	—	487
Coffee Systems	4,135	—	4,135
Total net sales	$10,775	$—	$10,775

Income from Operations
Beverage Concentrates	$815	$1	$816
Packaged Beverages	751	12	763
Latin America Beverages	64	—	64
Coffee Systems	1,011	204	1,215
Unallocated Corporate	(458)	56	(402)
Total income from operations	$2,183	$273	$2,456

KEURIG DR PEPPER INC.
RECONCILIATION OF ADJUSTED PRO FORMA EBITDA AND MANAGEMENT LEVERAGE RATIO
(Unaudited)

(in millions, except for ratio)
ADJUSTED PRO FORMA EBITDA RECONCILIATION
Pro forma net income	$1,108
Pro forma interest expense	671
Pro forma provision for income taxes	398
Pro forma loss on early extinguishment of debt	13
Pro forma other (income) expense, net	(14)
Pro forma depreciation expense	326
Pro forma amortization of intangibles	121
Pro forma EBITDA	$2,623
Items affecting comparability:
Restructuring and integration expenses	170
Productivity	32
Provision for settlements	22
Stock compensation	21
Transaction costs	4
Mark to market	72
Step-up of acquired inventory	2
Adjusted pro forma EBITDA	$2,946

Principal amounts of:
Commercial paper	$1,079
Term loan	2,583
Senior unsecured notes	12,225
Total principal amounts	15,887
Less: Cash and cash equivalents	83
Total principal amounts less cash and cash equivalents	$15,804

December 31, 2018 Management Leverage Ratio	5.4